Contact:
Laurie Little
Sr. Director, Investor Relations
(949) 743-9216
Spectrum Expands Board and Elects Pfizer’s Former
Marketing and Business Development Executive
Richard Fulmer, MBA
•	This adds an additional independent director pursuant to NASDAQ and SEC rules

•	Five out of six directors are independent

•	Mr. Fulmer will also serve on Audit, Product Acquisition, and Nominating and Corporate Governance Committees

•	The Board also appointed a lead Director
     IRVINE, Calif., September 21, 2005 – Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that its Board of Directors has approved an increase in the number of directors from five to six. Subsequently, Spectrum’s Board of directors elected Richard Fulmer, a marketing and business development executive with over twenty-four years of hands on pharmaceutical experience gained primarily at Pfizer to the newly created position. This change will be effective immediately. His seat will have a one-year term and, therefore, Mr. Fulmer will be up for re-election by the Company’s Stockholders in 2006.
     “As our drugs are advancing and our lead drugs, Satraplatin and EOquin™ are moving closer to registration and marketing, we have determined that our Company now needs leadership from an individual with a marketing and licensing expertise,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President. “Richard Fulmer, with his experience in launching significant new drugs and directing strategically important licensing deals, is the perfect person to guide Spectrum, as our drugs get closer to regulatory approval and commercialization. I am pleased to welcome Richard to the Spectrum family.”
     Richard Fulmer’s career spans over thirty years, with twenty-four years spent at Pfizer, Inc. in a number of high-level marketing and business development capacities, including over five years as Vice President Licensing and Development for Pfizer. He has an MBA in finance from George Washington University and started his career as a senior financial analyst with Ford Motor Company.
     “I am honored to have been asked to join the Spectrum Pharmaceuticals Board,” said Richard Fulmer, MBA. “After spending many years in the pharmaceutical industry, I recognize Spectrum’s growth potential as it moves forward in the product development process. I believe I can add value and expertise that is relevant to the marketing and commercialization efforts they face.”
     While at Pfizer, Mr. Fulmer was a key part of the commercial launch of the leading anti-fungal agent Diflucan, the number one selling SSRI antidepressant Zoloft and the novel alpha-blocker Cardura used for benign prostate hypertrophy. He was also responsible for the formation of a strategic alliance with Eisai related to the clinical development and commercialization of Aricept for Alzheimer’s disease, the creation of a co-development and co-promotion agreement with Park Davis for Lipitor, and the licensing and marketing agreement with Pharmacia for its Cox-2 product Celebrex.
     Dr. Dilip Mehta, a member of the Company’s Board of Directors since 2003, was appointed lead director by the Board in June 2005.
About Spectrum Pharmaceuticals
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statements
     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, that our drugs are advancing and our lead drugs, Satraplatin and EOquin™, are moving closer to registration and marketing, the potential as Spectrum moves ahead in their project development process and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission.
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